TERMINATION AGREEMENT between
ELIZABETH ARDEN INTERNATIONAL Sari 28, chemin de Joinville CH-1216 Cointrin (hereinafter "ARDEN")		as party of the first part
and
Mr. Dirk Trappmann 18 Route du Château CH-1185 Mont-sur-Rolle (hereinafter "Mr. TRAPPMANN")		as party of the second part

WHEREAS, ARDEN has terminated on August 7th, 2013 the employment of Mr. TRAPPMANN effective November 30, 2013;

WHEREAS, the parties desire to enter into this Termination Agreement ("Agreement") to define the consequences of such termination and their respective rights and obligations, including for the period from execution of this Agreement by both parties until November 30, 2013 (the "Transition Period");

NOW THEREFORE, in consideration of the promises and terms set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Article 1

Mr. TRAPPMANN accepts the termination of his employment agreement effective November 30th, 2013 in accordance with the terms of this Agreement.

Mr. TRAPPMANN recognizes that he concludes this Agreement with ARDEN after having received a sufficient period of time to review and consult Swiss legal counsel.

Article 2

The recitals set forth above are incorporated into and made a part of this Agreement.

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ARDEN agrees to release Mr. TRAPPMANN of his obligation to report to work from the date of the execution of the present Agreement until the end of the Transition Period, providing that Mr. TRAPPMANN remains available by phone to ARDEN for any question ARDEN may have in relation with ARDEN business.

Mr. TRAPPMANN will therefore be permitted to spend all of his time to interview and research new job opportunities.

Furthermore, ARDEN agrees:

a)	to continue to pay Mr. TRAPPMANN his current base salary in accordance with ARDEN's normal pay practices, including his pro-rated 13th month salary through the Transition Period;

b)	to pay to Mr. TRAPPMANN his monthly salary of November 2013 together with his pro rated part of his 13th month salary on November 25, 2013;

c)	that Mr. TRAPPMANN will receive his normal employee benefits (i.e. car allowance and contribution to his health insurance) through the Transition Period;

d)

that Mr. TRAPPMANN will be permitted to exercise any outstanding stock options that are vested as of November 30th, 2013 provided that such exercise occurs no later than February 28th, 2014. Mr. TRAPPMANN is entitled to vest in any restricted stock that vests on or before November 30th, 2013;

Mr. TRAPPMANN will not be entitled to any bonus pay-out related to the Fiscal Year 2014.

Article 3

During the Transition Period, Mr. TRAPPMANN will remain contactable by phone to assist in the hand-over of the International Business Unit. To the extent Mr. TRAPPMANN satisfactorily fulfils the above-referenced responsibilities for ARDEN through the Transition Period, and provided that any illness or incapacity to work during the Transition Period will not extend the final term of employment beyond November 30th, 2013, and in addition to the consideration set forth in Article 2, ARDEN agrees:

(i)    to give Mr. TRAPPMANN on January 15th, 2014 a lump-sum gross amount corresponding to one year of Mr. TRAPPMANN's current base annual salary (less any applicable withholdings) to assist in his transition to a new job opportunity;

(ii) to pay Mr. TRAPPMANN on January 15th, 2014 a lump sum gross amount corresponding to 12 months of his current car and medical allowances (less applicable withholdings);

(iii) to provide the payments set forth in Article 9; and

(iv) to provide the benefit set forth in Article 10.

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Article 4

Should Mr. TRAPPMANN decide to leave employment with ARDEN prior to the end of the Transition Period, ARDEN will nevertheless pay his normal salary, health insurance premiums and car allowances until November 30th, 2013 and his pro-rated thirteenth salary for 2013. ARDEN will also pay to Mr. TRAPPMANN the lump sum gross amount mentioned in Articles 3 (i) and 9. However, in such an eventuality, it is expressly stated however, that unless otherwise agreed by Arden, Mr. TRAPPMANN will not be entitled to the payments and benefits mentioned in Articles 3 (ii) and 10.

Article 5

As Mr. TRAPPMANN is released from the obligation to work during the Transition Period, he shall take any remaining vacation during the Transition Period.

Article 6

Mr. TRAPPMANN shall inform his medical insurance provider of his departure from ARDEN in order to be covered for medical expenses in the case of a non-professional accident. Mr. TRAPPMANN acknowledges that he will be covered by the Helsana Assurances policy until December 30, 2013 and must therefore arrange for his own accident insurance by December 31st, 2013.

Mr. TRAPPMANN has the option to remain with Helsana on an individual basis and at his own cost following his last day of employment. Application forms may be obtained from ARDEN payroll department for this purpose. Should Mr. TRAPPMANN exercise this option, he should bear in mind that the minimum coverage (LAA) will apply, which is less than his current cover, unless he specifically requests and pays for additional coverages.

Article 7

If Mr. TRAPPMANN is registered with PROGRES under ARDEN's collective health insurance contract, the last day that he will be covered will be November 301h, 2013.

Article 8

The vesting rights of Mr. TRAPPMANN resulting from the Pension Plan will be transferred by Swiss Life to an account designated by him as per his instructions on a form provided by Human Resources.

Article 9

Subject to Article 3, the Company will agree to pay the first tuition installment to the International School in Geneva for the attendance of Mr. TRAPPMANN's child during the school year 2013- 2014. This first installment represents 50% of the total school year fees. No further tuition will be paid to the school after payment of the first installment.

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Article 10

Subject to Article 3, ARDEN will agree to obtain and pay for a career transitioning service (outplacement) with a reputable company up to a maximum amount of Fr. 20,000. The outplacement program must start prior to December 1, 2013 and will be paid directly by ARDEN to the career transition company. No payment will be made in lieu of services.

Article 11

Through the Transition Period, Mr. TRAPPMANN shall not perform any activities (paid or unpaid), for a competitor of ARDEN. In case of failure to comply with this duty of loyalty, Arden reserves the right to deduct any damages suffered by our company from the payments set forth in this Termination Agreement including the payments referenced in Article 3 and Article 10.

Article 12

Mr. TRAPPMANN agrees that for a period of two years after the end of the employment relationship, he shall not directly or indirectly employ or solicit any employee of ARDEN or its affiliates to become an employee, partner, or independent contractor for any business including a competing business.

Article 13

Both before and after the termination of his employment with ARDEN, Mr. TRAPPMANN undertakes to keep strictly confidential and not disclose to any person, without ARDEN's prior written consent, any and all business information belonging or relating to ARDEN or its affiliated companies, including, but not limited to business, marketing and sales plans and strategies, pricing and cost information, product and inventory information, intellectual property information, operational methods and other trade secrets even if not expressly stated by ARDEN or its affiliates as being confidential.

Article 14

Upon execution of this Agreement and prior to his departure from the office, Mr. TRAPPMANN agrees to return to ARDEN his keys, access card, laptop, blackberry, Amex card and any other property of ARDEN.

On or before the last day of the Transition Period, ARDEN shall provide to Mr. TRAPPMANN a draft work certificate relating to Mr. TRAPPMANN. Mr. TRAPPMANN will be entitled to make comments on the draft work certificate and ARDEN shall endeavour to take them into consideration.

Unless otherwise required by law, any formal public statements by ARDEN relating to the departure of Mr. TRAPPMANN will just note his departure and/or will be consistent with the communication to employees.

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Article 15

ARDEN, on its behalf and on behalf of its subsidiaries and affiliates, and Mr. TRAPPMANN acknowledge and agree, that they have no claims and hereby release all claims, known or unknown, of any nature whatsoever relating in any way to Mr. TRAPPMANN's employment with ARDEN, Mr. TRAPPMANN's position with any affiliates of ARDEN, or termination of such employment or position against each other. In the case of Mr. TRAPPMANN's release, it will also extend to any affiliates of ARDEN and any of ARDEN's or its affiliates', directors, officers, employees, agents and representatives. Nothing herein shall preclude either party from raising claims relating to their failure to comply with their respective obligations under this Agreement. As of the date of his execution of this agreement, Mr. TRAPPMANN resigns from his position as an officer and/or director of ARDEN and Elizabeth Arden Switzerland (Holding) Sarl.

Article 16

This Termination Agreement is exclusively governed by and construed in accordance with Swiss substantive law. The sole place of jurisdiction shall be Geneva, Switzerland.

Place: Geneva		Place: Geneva

Date: August 14, 2013		Date: August 14, 2013

ELIZABETH ARDEN INTERNATIONAL Sarl		DIRK TRAPPMANN

By:	/s/ Marie Anne Morgan	/s/ Dirk Trappmann

Name:	Marie Anne Morgan
Title:	VP Human Resources, International

By:	David Smith

Name:	David Smith
Title:	International Controller

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